Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NTELOS Holdings Corp.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Richmond, Virginia

June 26, 2012